EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of April 23, 2013, between Anthony Cherbak (“Executive”) and Resources Connection, Inc. (the “Company”).

RECITALS

WHEREAS, the Company desires to establish its right to the services of Executive in the capacities described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1. RETENTION

The Company does hereby hire, engage, and employ Executive as the President and Chief Executive Officer of the Company during the Period of Employment (as defined in Section 3), and Executive does hereby accept and agree to such hiring, engagement, and employment, on the terms and conditions expressly set forth in this Agreement. This Agreement supersedes and replaces, in its entirety, the prior Employment Agreement Executive entered into with the Company dated July 17, 2008.

2. DUTIES

(a)                During the Period of Employment (as defined in Section 3), Executive shall serve the Company in such position fully, diligently, competently, and in conformity with the provisions of this Agreement, directives of the Board of Directors of the Company (the “Board”), and the corporate policies of the Company as they presently exist, and as such policies may be amended, modified, changed, or adopted during the Period of Employment, and Executive shall have duties and authority consistent with Executive’s position as the President and Chief Executive Officer. In this position, Executive shall report to the Board of Directors. If requested by the Company, Executive shall also serve as a member of the Board and any Board committees without additional compensation.

(b)               Throughout the Period of Employment, Executive shall devote his full business time, energy, and skill to the performance of his duties for the Company, vacations and other leave authorized under this Agreement excepted. The foregoing notwithstanding, Executive shall be permitted to (i) engage in charitable and community affairs, and (ii) to make investments of any character in any business or businesses and to manage such investments (but not be involved in the day-to-day operations of any such business); provided, in each case, and in the aggregate, that such activities do not interfere with the performance of Executive’s duties hereunder or conflict with the provisions of Sections 14 and 15, and further provided that Executive shall not serve as a director of any other publicly traded entity without gaining the consent of the Corporate Governance & Nominating Committee of the Board prior to the commencement of such service.

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(c)                Executive shall exercise due diligence and care in the performance of his duties for and the fulfillment of his obligations to the Company under this Agreement.

(d)               During the Period of Employment, the Company shall furnish Executive with office, secretarial and other facilities and services as are reasonably necessary or appropriate for the performance of Executive’s duties hereunder and consistent with his position as the Chief Executive Officer of the Company.

(e)                Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which Executive is a party or otherwise bound.

3. PERIOD OF EMPLOYMENT

The “Period of Employment” shall, unless sooner terminated as provided herein, be three (3) years commencing on May 28, 2013 (the “Effective Date”) and ending with the close of business on the last day of the Company’s fiscal year 2016. Notwithstanding the preceding sentence, commencing with May 28, 2015, and on each May 28 thereafter (each an “Extension Date”), the Period of Employment shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto sixty (60) days’ prior written notice before the next scheduled Extension Date that the Period of Employment shall not be so extended (the “Non-Extension Notice”). The term “Period of Employment” shall include any extension that becomes applicable pursuant to the preceding sentence.

4. COMPENSATION

(a)                BASE SALARY. During the Period of Employment, the Company shall pay Executive, and Executive agrees to accept from the Company, in payment for his services, a base salary of five hundred and eighty-three thousand dollars ($583,000) per year (“Base Salary”), payable in accordance with the Company’s general payroll practices in effect from time to time (but in no event less frequently than in monthly installments). The Board shall consider not less frequently than annually upward adjustment to Executive’s Base Salary. The determination of whether Executive’s Base Salary will be upwardly adjusted is within the sole and absolute discretion of the Board of Directors.

(b)               ANNUAL INCENTIVE COMPENSATION. During the Period of Employment, Executive shall be entitled to participate in any annual incentive or bonus plan or plans maintained by the Company for its executive officers of the Company generally, in accordance with the terms, conditions, and provisions of each such plan as the same may be changed, amended, or terminated, from time to time in the discretion of the Board.

(c)                EQUITY COMPENSATION. During the Period of Employment, Executive shall be eligible to receive grants of stock options, restricted stock, stock appreciation rights, or other equity compensation on such terms and conditions as determined from time to time in the discretion of the Board.

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Upon (or as may be necessary to give effect to such acceleration, immediately prior to) a Change of Control event, as such term is defined in Section 7.3 of the Company’s 2004 Performance Incentive Plan, all of Executive’s then-outstanding and otherwise unvested outstanding equity awards shall be deemed immediately vested, notwithstanding any other provision of the applicable plans or award documentation to the contrary.

5. BENEFITS

(a)                HEALTH AND WELFARE. During the Period of Employment, Executive shall be entitled to participate in all health and welfare benefit plans and programs and all retirement, deferred compensation and similar plans and programs generally available to all other executive officers of the Company as in effect from time to time, subject to any restrictions specified in such plans and programs.

(b)               FRINGE BENEFITS. During the Period of Employment, Executive shall be entitled to participate in all fringe benefit plans and programs generally available to all other executive officers of the Company as in effect from time to time, subject to any restrictions specified in such plans and programs.

(c)                PERSONAL TIME OFF AND OTHER LEAVE. Executive shall be entitled to such amounts of paid personal time off and other leave, as from time to time may be allowed to the Company’s executive officers generally or as approved by the Board specifically.

(d)               BUSINESS EXPENSES. During the Period of Employment, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s business expense reimbursement policies as in effect from time to time. At the latest, reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred. The amount of expenses eligible for reimbursement during any taxable year of Executive shall not affect the expenses eligible for reimbursement in any other taxable year of Executive.

(e)                AUTOMOBILE. To the extent provided to other executive officers of the Company, during the Period of Employment, Executive shall be entitled to receive an automobile allowance or a leased automobile and reimbursement for expenses associated with the operation and maintenance of such automobile. The Company will reimburse Executive upon presentation of vouchers and documentation for any such operational and maintenance expenses which are consistent with the usual accounting procedures of the Company.

6. DEATH OR DISABILITY

(a)                DEFINITION OF PERMANENTLY DISABLED AND PERMANENT DISABILITY. For purposes of this Agreement, the terms “Permanently Disabled” and “Permanent Disability” shall mean Executive’s inability, because of physical or mental illness or injury, to perform substantially all of his customary duties pursuant to this Agreement, even with a reasonable accommodation, and the continuation of such disabled condition for a period of ninety (90) continuous days, or for not less than one hundred eighty (180) days during any continuous twenty-four (24) month period. Whether Executive is Permanently Disabled shall be certified to the Company by a Qualified Physician (as hereinafter defined). The determination of the individual Qualified Physician shall be binding and conclusive for all purposes. As used herein, the term “Qualified Physician” shall mean any medical doctor who is licensed to practice medicine in the State of Executive’s residence. Executive and the Company may in any instance, and in lieu of a determination by a Qualified Physician, agree between themselves that Executive is Permanently Disabled. The terms “Permanent Disability” and “Permanently Disabled” as used herein may have meanings different from those used in any disability insurance policy or program maintained by Executive or the Company.

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(b)               VESTING ON DEATH OR DISABILITY. Upon any termination of the Period of Employment and Executive’s employment hereunder by reason of Executive’s death or Permanent Disability, as defined in Section 6(a) (“Death or Disability – Definition of Permanently Disabled and Permanent Disability”), any then-outstanding and otherwise unvested stock options, restricted stock and any other equity or equity-based awards granted by the Company to the Executive shall thereupon automatically be deemed vested and remain exercisable for the lesser of three years or the term of the award, notwithstanding any other provision of this Agreement or applicable plans but subject to the Company’s ability to terminate the awards in a change in control or similar circumstances pursuant to the applicable plan and award agreements.

(c)                TERMINATION DUE TO DEATH OR DISABILITY. If Executive dies or becomes Permanently Disabled during the Period of Employment, the Period of Employment and Executive’s employment shall automatically cease and terminate as of the date of Executive’s death or the date of Permanent Disability (which date shall be determined by the Qualified Physician or by agreement, under Section 6(a) above, and referred to as the “Disability Date”), as the case may be. In the event of the termination of the Period of Employment and Executive’s employment hereunder due to Executive’s death or Permanent Disability, Executive or his estate shall be entitled to receive:

(i)                 a lump sum cash payment, payable within ten (10) business days after termination of Executive’s employment, equal to the sum of (x) any accrued but unpaid Base Salary as of the date of Executive’s termination of employment hereunder, one times his then current base salary and (y) any earned but unpaid annual incentive compensation in respect of the most recently completed fiscal year preceding Executive’s termination of employment hereunder (the “Earned/Unpaid Annual Bonus”); and

(ii)               a pro-rated portion of the target annual incentive compensation, if any, that Executive would have been entitled to receive pursuant to Section 4(b) in respect of the fiscal year in which termination of Executive’s employment occurs, based upon the percentage of such fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such annual incentive would otherwise have been payable had Executive’s employment not terminated.

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Notwithstanding any other provision of this Agreement, following such termination of Executive’s employment due to Executive’s death or Permanent Disability, except as set forth in Sections 6(b) and 6(c), and except for Executive’s rights (if any) under the plans, arrangements and programs referenced in Sections 4(b), 4(c) and 5, Executive shall have no further rights to any compensation or other benefits under this Agreement.

In the event Executive’s employment is terminated on account of Executive’s Permanent Disability, he shall, so long as his Permanent Disability continues, remain eligible for all benefits provided under any long-term disability programs of the Company in effect at the time of such termination, subject to the terms and conditions of any such programs, as the same may be changed, modified, or terminated for or with respect to all executive officers of the Company.

7. TERMINATION BY THE COMPANY

(a)                TERMINATION FOR CAUSE. The Board of Directors of the Company may, by providing written notice to Executive, terminate the Period of Employment and Executive’s employment hereunder for Cause at any time. The term “Cause” for purpose of this Agreement shall mean:

(i)	Executive’s conviction of or entrance of a plea of guilty or nolo contendere to a felony; or

(ii)	Executive is engaging or has engaged in material fraud, material dishonesty, or other acts of willful and continued misconduct in connection with the business affairs of the Company; or

(iii)	Conviction of criminal theft, embezzlement, or other criminal misappropriation of funds by Executive from the Company; or

(iv)	Executive’s continued and substantial failure to perform the duties hereunder (other than as a result of total or partial incapacity due to physical illness), which failure is not cured within thirty (30) days following written notice by the Board of Directors of the Company to Executive of such failure; provided, however, that (A) it shall not be Cause if Executive is making good faith efforts to perform duties and (B) this provision shall not apply to any qualitative dissatisfaction by the Company with Executive’s performance of his duties hereunder; or

(v)	Executive’s continued breach of the provisions of Sections 14 and/or 15 of this Agreement, which breach is not cured within thirty (30) days following written notice by the Board of Directors of the Company to Executive of such breach.

If Executive’s employment is terminated for Cause, the termination shall take effect on the effective date (pursuant to Section 27 (“Notices”)) of written notice of such termination to Executive. A determination by the Board that Cause exists shall be effective only if approved at a Board meeting (in person or telephonic) by at least a majority of the Board (not counting the Executive if he is then a member of the Board). The Executive is entitled to be present (with counsel) at such meeting and respond to any basis that may be asserted as constituting Cause (a summary of which shall be supplied to the Executive in writing at least ten (10) days before any such meeting).

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In the event of the termination of the Period of Employment and Executive’s employment hereunder due to a termination by the Company for Cause, then Executive shall be entitled to receive: (i) a lump sum cash payment, payable within ten (10) business days after termination of Executive’s employment equal to the sum of (A) accrued but unpaid Base Salary as of the date of termination of Executive’s employment hereunder (including any accrued but unpaid personal time off) and (B) any Earned/Unpaid Annual Bonus in respect of the most recently completed fiscal year preceding termination of Executive’s employment hereunder.

Notwithstanding any other provision of this Agreement, following such termination of Executive’s employment due to termination by the Company for Cause, except as set forth in this Section 7(a), Executive shall have no further rights to any compensation or other benefits under this Agreement.

If the Company attempts to terminate Executive’s employment pursuant to this Section 7(a) and it is ultimately determined that the Company lacked Cause, in addition to any other non-contractual remedies Executive may have, the provisions of Section 7(b) (“Termination by the Company-Termination Without Cause”) shall apply and Executive shall be entitled to receive the payments called for by Section 7(b) (“Termination by the Company-Termination Without Cause”).

(b)               TERMINATION WITHOUT CAUSE. The Company may, with or without reason, terminate the Period of Employment and Executive’s employment hereunder without Cause at any time, by providing Executive written notice of such termination. In the event of the termination of the Period of Employment and Executive’s employment hereunder due to a termination by the Company without Cause (other than due to Executive’s death or Permanent Disability), then Executive shall be entitled to receive:

(i)                 a lump sum cash payment, payable within sixty (60) days after termination of Executive’s employment equal to the sum of (A) any accrued but unpaid Base Salary as of the date of Executive’s termination of employment hereunder (including any accrued but unpaid personal time off), (B) the Earned/Unpaid Annual Bonus, if any; and (C) an amount equal to the product of the Executive’s then current Base Salary and then current target annual incentive bonus times three.

(ii)               A pro-rated portion of the annual incentive compensation, if any, that Executive would have received pursuant to Section 4(b) in respect of the fiscal year in which termination of Executive’s employment occurs as though Executive’s employment had not been terminated, with such pro-ration based upon the percentage of such fiscal year that shall have elapsed through the date of the termination of Executive’s employment, payable when such annual incentive would otherwise have been payable had Executive’s employment not terminated.

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(iii)             any remaining unvested stock options or restricted stock shall thereupon automatically be deemed vested and remain exercisable for the duration of the term of such award, notwithstanding any other provision of this Agreement or applicable plans (but subject to the Company’s ability to terminate the awards in a change in control or similar circumstances pursuant to the applicable plan and award agreements); and

(iv)             continued participation in the Company’s group health insurance plans, if currently offered, or a lump sum payment to procure substantially similar health care coverage on a public or private exchange until the earlier of (A) the expiration of the two (2) years from the effective date of termination or (B) Executive’s eligibility for financial support in a group health plan of a subsequent employer or entity for which Executive provides consulting services; provided, however, that the amount otherwise payable to Executive pursuant to Section 7(b)(i)(C) shall be reduced by the amount of any cash severance or termination benefits paid to Executive under any other severance plan, severance program or severance arrangement of the Company and its affiliates (but not reduced by any other payment to Executive whatsoever, including (without limitation) any payment by the Company or any affiliate of the Company in consideration of stock or any other property).

Notwithstanding any other provision of this Agreement, following such termination of Executive’s employment due to termination by the Company without Cause, except as set forth in this Section 7(b), Executive shall have no further rights to any compensation or other benefits under this Agreement.

As a condition precedent to any Company obligation to the Executive pursuant to this Section 7(b), the Executive shall, upon or promptly (and in all events within twenty one days unless a forty-five day period is required under applicable law, in which case the period shall be forty-five days) following his last day of employment with the Company, provide the Company with a valid, executed, written release of claims (in the form attached hereto as Exhibit A or such other form as modified by the Company for executive officers) and such release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall have no obligation to make any payment to the Executive pursuant to Section 7(b) unless and until the release contemplated by this Section 7(b) becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations. If the maximum period of time in which Executive has to consider and revoke such release spans two different calendar years, payment of the applicable benefits shall (to the extent required in order to avoid any tax, penalty or interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) be made in the second of those two years.

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8. TERMINATION BY EXECUTIVE

(a)                TERMINATION WITHOUT GOOD REASON. Executive shall have the right to terminate the Period of Employment and Executive’s employment hereunder at any time without Good Reason (as defined below) upon thirty (30) days prior written notice of such termination to the Company. Any such termination by the Executive without Good Reason shall be treated for all purposes of this Agreement as a termination by the Company for Cause and the provisions of Section 7(a) shall apply.

(b)               TERMINATION WITH GOOD REASON. The Executive may terminate the Period of Employment and resign from employment hereunder for “Good Reason” if any of the following occur without Executive’s consent:

(i)	if the Company requires Executive to relocate his principal office to a location outside of Orange County, California; or

(ii)	if the Company fails to provide Executive with the compensation and benefits called for by this Agreement; or

(iii)	if the Company materially diminishes Executive’s authority, duties, responsibilities, or

(iv)	if the Company materially breaches any provision of this Agreement;

provided, however, that none of the events described above shall constitute Good Reason unless Executive shall have notified the Board of Directors in writing describing the event(s) which constitute Good Reason within sixty (60) days of the initial existence of such event(s) and then only if the Company shall have failed to cure such event within thirty (30) days after the Company’s receipt of such written notice; and provided, further, that in all events the termination of the Executive’s employment with the Corporation shall not constitute a termination for Good Reason unless such termination occurs not more than one (1) year following the initial existence of the event(s) claimed to constitute Good Reason.

Any such termination by Executive for Good Reason shall be treated for all purposes of this Agreement as a termination by the Company without Cause and the provisions of Section 7(b) shall apply; provided, however, that if Executive attempts to resign for Good Reason pursuant to this Section 8(b) and it is ultimately determined that Good Reason did not exist, Executive shall be deemed to have resigned from employment without Good Reason and the provisions of Section 8(a) (“Termination Without Good Reason”) and, by reference therein, the provisions of Section 7(a) (“Termination For Cause”), shall apply.

9. EXCLUSIVE REMEDY

Executive agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole contract remedy for any termination of his employment and Executive covenants not to assert or pursue any other contractual remedies, at law or in equity, with respect to any termination of employment.

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10. EXPIRATION OF PERIOD OF EMPLOYMENT

(a) ELECTION NOT TO EXTEND PERIOD OF EMPLOYMENT. If either party elects not to extend the Period of Employment pursuant to Section 3, unless Executive’s employment is earlier terminated pursuant to Sections 6, 7 or 8, termination of Executive’s employment hereunder shall be deemed to occur on the close of business on the day immediately preceding the anniversary of the next Extension Date following the delivery of the Non-Extension Notice pursuant to Section 3. If the Company elects not to extend the Period of Employment, Executive’s termination will be treated for all purposes under this Agreement as a termination by the Company without Cause under Section 7(b); provided, however, that the applicable lump sum payment due pursuant to a non-renewal shall be one and one half times Executive’s then current Base Salary only. If Executive elects not to extend the Period of Employment, Executive’s termination will be treated for all purposes under this Agreement as a termination by Executive without Good Reason under Section 8(a).

(b) CONTINUED EMPLOYMENT BEYOND EXPIRATION OF PERIOD OF EMPLOYMENT. If either party elects not to extend the Period of Employment pursuant to Section 3, but the parties want to continue Executive’s employment without a written contract, such continued employment will be at will and shall not be deemed to extend any of the provisions of this Agreement. At such time, Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided, however, that the provisions of Sections 14, 15 and 16 shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

11. POSSIBLE BENEFIT REDUCTION

Notwithstanding anything else contained herein to the contrary, to the extent that any payment, distribution, transfer or other benefit of any type to or for Executive by the company or any of its parents, subsidiaries or other affiliates, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards granted by the Company or any of its parents, subsidiaries or other affiliates pursuant to the Agreement or otherwise) (collectively, the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction in Total Payments shall be made only if the reduction results in the receipt by Executive, on an after-tax basis, of a greater amount of Total Payments compared to the amount of Total Payments that Executive would receive, on an after-tax basis (for the purposes of clarity), taking into account Executive’s payment of the Excise Tax and any similar taxes due from Executive, if he received the full amount of the Total Payments. If such a reduction is required, and unless Executive has otherwise notified the Company of the order in which benefits are to be reduced and such instructions from Executive do not result in any tax, penalty or interest pursuant to Section 409A of the Code, the Company shall reduce the Total Payments in the following order: (i) reduction of any cash severance; (ii) reduction of any accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other Total Payments.

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12. CONSISTENT TREATMENT

If compensation or benefits plans, programs or arrangements are offered to other executive officers of the Company, the Executive shall have the right to participate in such plans, programs and arrangement on a basis not less favorable to the Executive than the terms and conditions of such plans, programs and arrangements generally applicable to the other executive officers of the Company.

13. MEANS AND EFFECT OF TERMINATION

Any termination of Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination, if any such basis is required by the applicable provision(s) of this Agreement.

14. RESTRICTIVE COVENANTS

Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(a)                During the period of Executive’s employment by the Company, Executive will not, directly or indirectly, (i) engage in any business for Executive’s own account that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or its affiliates, (iii) acquire a financial interest in any person engaged in any business that competes with the business of the Company or its affiliates, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant. During the period of Executive’s employment by the Company and for a period of one year thereafter (the “Restricted Period”), Executive will not, directly or indirectly, interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and clients, customers, suppliers, partners, members or investors of the Company or its affiliates.

(b)               Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on an over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.

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(c)                During the Restricted Period, Executive will not, directly or indirectly, (i) solicit or encourage any employee or consultant of the Company or its affiliates to leave the employment of the Company or its affiliates.

(d)               During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any clients or potential clients with the Company or its affiliates.

(e)                It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 14 to be reasonable, if a final determination is made by an arbitrator or court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any arbitrator or court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

15. CONFIDENTIALITY.

Executive will not at any time (whether during or after his employment with the Company), unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

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16. SPECIFIC PERFORMANCE

Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 14 or Section 15 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

17. ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

18. GOVERNING LAW

This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof.

19. ENTIRE AGREEMENT

This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein. Notwithstanding the foregoing, this Agreement is not intended to modify or extinguish any rights or obligations contained in (i) any stock option, restricted stock or other equity or equity-based award agreement between Executive and the Company that was executed prior to the date hereof or (ii) any indemnification agreement between Executive and the Company prior to the date hereof.

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20. POST-TERMINATION COOPERATION

Executive agrees that following the termination of his employment for any reason, he shall reasonably cooperate at mutually convenient times in the Company’s defense against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the term of Executive’s employment with the Company. The Company shall reimburse Executive for reasonable expenses incurred by Executive in connection with such cooperation. Executive shall be compensated for his time at a mutually agreed upon rate for any services other than the provision of information to the Company or its counsel and/or testifying as a witness, which he shall undertake without any compensation.

21. MODIFICATIONS

This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

22. WAIVER

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

23. NUMBER AND GENDER

Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

24. SECTION HEADINGS

The section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

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25. ATTORNEYS’ FEES

Executive and the Company agree that in any action arising out of this Agreement, each side shall bear its own attorneys’ fees and costs incurred by it or him in connection with such action.

26. SEVERABILITY

In the event that an arbitrator or court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

27. NOTICES

All notices under this Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

(a)                if to the Company:

Attn: Chief Legal Officer

(b)                if to Executive, to the Executive at the Executive’s last address reflected in the Company’s payroll records.

Notice shall be effective when personally delivered, or five (5) business days after being so mailed. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 27 for the giving of notice.

28. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

29. WITHHOLDING TAXES

The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

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30. SECTION 409A

(a)                If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1, 409A-1(i) as of the date of the Executive’s separation from service, the Executive shall not be entitled to any payment or benefit pursuant to Section 6, 7 or 8, as applicable, until the earlier of (i) the date which is six (6) months after the Executive’s separation from service for any reason other than death, or (ii) the date of the Executive’s death. The provision of this Section 30 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the U.S. Internal Revenue Code of 1986, as amended. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s separation from service that are not so paid by reason of this Section 30 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(b)               To the extent that any reimbursements pursuant to Section 5 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expenses were incurred. The provision of benefits pursuant to Section 7(b)(iii) and reimbursements pursuant to Section 5 are not subject to liquidation or exchange for another benefits and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

(c)                This Agreement is intended to comply with, and avoid any tax, penalty or interest under Section 409A of the Code, and shall be construed and interpreted accordingly. Except for the Company’s withholding right pursuant to Section 29, Executive shall be responsible for any and all taxes that may result from the compensation, payments and other benefits contemplated by this Agreement.

31. LEGAL COUNSEL; MUTUAL DRAFTING

Each party recognizes that this is a legally binding contract and acknowledges and agrees that they had had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

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IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date first above written.

THE COMPANY:

By:	/s/ Donald B. Murray
Name: Title:	Donald B. Murray Executive Chairman of the Board

EXECUTIVE:

/s/ Anthony Cherbak
Anthony Cherbak

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EXHIBIT A

Separation and General Release Agreement

SEPARATION AND GENERAL RELEASE AGREEMENT

In exchange and consideration of the covenants undertaken and releases contained in this Severance and General Release Agreement (“Agreement”), _________________ (“Employee”) and Resources Connection, Inc. (“Resources”), agree as follows:

1.                  Termination: Effective ______________, 20__, Resources and Employee mutually agree that Employee’s employment with Resources and its affiliates shall terminate. Accordingly, Resources and Employee acknowledge that any employment or contractual relationship between them terminated on ____________, 20__, and that they have no further employment or contractual relationship except as may arise out of this Agreement.

[OR]

Resignation: Effective ______________, 200__, Resources and Employee mutually agree that Employee will resign [his/her] position as ________________ and that [his/her] employment with Resources and its affiliates shall be terminated. Accordingly, Resources and Employee acknowledge that any employment or contractual relationship between them will terminate on __________, 20__, and that they have no further employment or contractual relationship except as may arise out of this Agreement.

2.                  Severance: As a severance payment, Resources shall pay to Employee the equivalent of _______________ (__) weeks of compensation, less standard withholding and authorized deductions. As part of the severance package, Resources also agrees to pay to Employee a sum equivalent to the cost of ____ (__) months of COBRA coverage for Employee at Employee’s current benefit elections, less standard withholding and authorized deductions. [These payments/This payment] shall be made in one lump sum within fourteen (14) days after the execution of this Agreement. [Note: If over 40, must be at least 10 days after.] Employee confirms that [he/she] has been paid any and all accrued wages, including any bonus, retirement, and any other payments or benefits and none shall accrue beyond ________________, 20__, other than as set forth in this Agreement.

3.                  Stock Options: Employee’s stock option award which was originally granted during [his/her] employment, shall vest as set forth in the applicable equity incentive plan. As set forth in the applicable equity incentive plan, Employee shall have ________ term from the date of [his/her] termination to exercise any or all of any vested options then remaining.

4.                  Company Property: Employee warrants and represents that [he/she] has returned any and all property belonging to Resources.

5.                  No Admission of Liability: Resources expressly denies any violation of any of its policies, procedures, state or federal laws or regulations. Accordingly, while this Agreement resolves all issues between Employee and Resources relating to alleged violation of Resources’ policies or procedures or any state or federal law or regulation, if any, this Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as, an admission by Resources of any violation of its policies, procedures, state or federal laws or regulations. Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by Resources of any violation of its policies, procedures, state or federal laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

6.                  Release: Except for those obligations created by or arising out of this Agreement, Employee, on behalf of [himself/herself], [his/her] descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Resources, its divisions, affiliated corporations, past and present, and each of them, as well as its and their directors, officers, managers, shareholders, representatives, assignees, successors, agents and employees, past and present, and each of them (individually and collectively, “Releasees”). This release applies to any and all claims, wages, agreements, obligations, demands, rights, causes of action and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected (collectively “Claims”), arising out of or in any way connected with Employee’s employment relationship with, or [his/her] resignation, separation or termination from, Resources, including, without limitation, any Claims for severance pay, bonus or similar benefit, sick leave, personal time off, retirement, vacation pay, holiday pay, life insurance, health or medical insurance or any other non-ERISA fringe benefit, workers’ compensation or disability, or any other Claims resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement, including, without limitation, any Claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the ____________________ [State] antidiscrimination laws, or any other federal, state or local law, regulation or ordinance.

7.                  Bar to Claims: It is a further condition of the consideration hereof and is the intention of both parties in executing this instrument that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified and, in furtherance of this intention, Employee hereby expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified. Nothing contained in this Agreement shall be interpreted to prevent any governmental agency from pursuing any matter which it deems appropriate or to prevent Employee from filing a charge or administrative complaint with any governmental administrative agency; provided, however, that any and all remedies available on behalf of Employee are covered by the releases in this Agreement.

8.                  Unknown Claims: Employee acknowledges that [he/she] may hereafter discover claims or facts in addition to or different from those which [he/she] now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected the terms of this Agreement. Nevertheless, Employee hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Employee acknowledges that [he/she] understands the significance and consequence of such release and such specific waiver.

[OR, If California Employee]

Unknown Claims: It is the intention of Employee in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon [him/her] by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Employee acknowledges that [he/she] may hereafter discover claims or facts in addition to or different from those which Employee now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Employee hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Employee acknowledges that [he/she] understands the significance and consequence of such release and such specific waiver of SECTION 1542.

9.                  ADEA Waiver: Employee expressly acknowledges and agrees that, by entering into this Agreement, [he/she] is waiving any and all rights or claims that [he/she] may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Employee further expressly acknowledges and agrees that:

a.	In return for this Agreement [he/she] will receive compensation beyond that which [he/she] already was entitled to receive before entering into this Agreement;
b.	[He/She] is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

c.	[He/She] was given a copy of this Agreement on ___________, 20__, and informed that [he/she] had 21 days within which to consider the Agreement; however, Employee may waive the 21-day period; and

d.	[He/She] was informed that [he/she] has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.

10.              Confidentiality: The parties agree to keep the terms and conditions of this Agreement confidential. Employee agrees that [he/she] will not disclose the terms of this Agreement to any individual, including, but not limited to, any current or former employee of Resources, provided however, that Employee may disclose the terms of the Agreement to [his/her] personal financial or tax advisors who have a legitimate need to know and who shall also agree to be bound by this confidentiality provision. Resources agrees that it will not disclose the terms of this Agreement to any individual, except for Resource’s executive officers, legal or tax advisors, or other Resources personnel who have a legitimate need to know in order to execute this Agreement, all of whom shall also agree to be bound by this confidentiality provision. The parties agree that this confidentiality provision is a material term of the Agreement and, if breached, damages would be difficult to ascertain. Accordingly, either party found in breach of this provision shall pay to the non-breaching party liquidated damages in the amount of $5,000.00 per occurrence, plus reasonable attorneys’ fees incurred to enforce this provision.

11.              Non-Disparagement: Employee and Resources agree that they will not make any defamatory or disparaging oral or written comments or statements concerning the other, [his/her] or its business, reputation, employees, or past or present directors or affiliates or subsidiaries. The parties agree that this non-disparagement clause is a material term of the Agreement and, if breached, damages would be difficult to ascertain. Accordingly, either party found in breach of this provision shall pay to the non-breaching party liquidated damages in the amount of $25,000.00 per occurrence, plus reasonable attorneys’ fees incurred to enforce this provision.

12.              Severability: If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Agreement are declared to be severable.

13.              Confidentiality, Employee Inventions and Non-Solicitation Agreement: In accordance with the paragraph below, the provisions of the Confidentiality, Employee Inventions and Non-Solicitation Agreement signed by Employee on ________, 200_, and annexed hereto as Exhibit A, shall remain in full force and effect. The parties agree that this is a material term of this Agreement and, if breached, damages would be difficult to ascertain. Accordingly, if Employee is found in breach of this provision, [he/she] shall pay to Resources liquidated damages in the amount of $25,000.00 per occurrence, plus reasonable attorneys’ fees incurred to enforce this provision.

14.              Integrated Agreement: This Agreement is an integrated agreement and is the entire agreement and final understanding between the parties concerning Employee’s employment, Employee’s termination from Resources and the other subject matters addressed herein. Accordingly, it supersedes all prior negotiations and all agreements whether written or oral, concerning the subject matters herein, with the exception of the Confidentiality, Employee Inventions and Non-Solicitation Agreement, as noted herein. This Agreement may be modified only by a writing signed by the parties.

15.              No Assignment: Employee warrants and represents that [he/she] has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and Employee shall defend, indemnify and hold harmless Resources from and against any claim based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

16.              Arbitration: Any controversy or claim between Employee and Resources arising out of, relating to or connected with this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration, to be held in __________ County [County in which employee works], in accordance with the applicable state statutory scheme. In the event either party institutes arbitration under this Agreement, the party prevailing in any such dispute shall be entitled, in addition to all other relief, to reasonable attorneys’ fees relating to such arbitration. The nonprevailing party shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, and court reporter fees.

17. Telecopied Signatures: In order to expedite the execution of this Agreement, telecopied signatures may be used in place of original signatures on this Agreement or any document delivered pursuant hereto. Employee and Resources intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the use of and reliance upon telecopied signatures. Following any facsimile transmittal, the respective party shall deliver the original instrument by reputable overnight courier in accordance with the notice provisions of this Agreement.

18. Governing Law: The rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of _______________ [State in which employee works] without regard to principles of conflict of laws.

19. Drafting of Agreement: Each party has cooperated in the drafting and preparation of this Agreement. Hence, this Agreement shall not be construed against any party on the basis that the party was the drafter, and Employee waives the benefits of any statutory or other presumption to the contrary.

20. Advice of Counsel: In entering this Agreement, the parties represent that they have relied upon (or been given an opportunity to rely upon) the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys (or they have chosen to forgo such advice and explanation), and that those terms are fully understood and voluntarily accepted by them.

21. Waiver of Breach: No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

22. Supplementary Documents: All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

23. Notice: Any notice required to be given to Resources pursuant to this Agreement, shall be in writing and shall be deemed to have been sufficiently given either when served personally or via facsimile and addressed to the appropriate party. Any notice required to be given to Employee pursuant to this Agreement shall be in writing and shall be deemed to have been sufficiently given when served personally, by first class mail or via facsimile. Notices to Resources shall be effective only when addressed to: Chief Legal Officer, Resources Global Professionals, 17101 Armstrong Avenue, Irvine, California 92614; facsimile (714) 430-6405. Notice to Employee shall be effective only when addressed to: _______________________________.

24. Headings Not Controlling: Headings are used only for ease of reference and are not controlling.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury that the foregoing is true and correct.

EXECUTED this ______ day of ______________, 20__, in Irvine,
Orange County, California.

__________________________

Kate W. Duchene

Chief Legal Officer

For Resources Connection LLC

EXECUTED this ______ day of __________, 20__, in ___________ [CITY], ___________ County, ____________.

___________________________

[Employee Name]

ACKNOWLEDGMENT AND WAIVER

I, ________________, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of ____________ [State in which employee works] that the foregoing is true and correct.

EXECUTED this ____ day of ______________ 20__, at ___________ County, __________ [State].

__________________________

    [Employee Name]

Exhibit A

COPY OF CONFIDENTIALITY, EMPLOYEE INVENTIONS AND NON-SOLICIATION AGREEMENT

PDF file under separate cover